Exhibit 10.27

DEERE & COMPANY

INCENTIVE COMPENSATION RECOVERY POLICY

Effective August 29, 2023

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Deere & Company (the “Company”) has adopted this Incentive Compensation Recovery Policy, which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the Listed Company Manual of the New York Stock Exchange (“NYSE”).

Covered Executives. This Policy applies to current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the Listed Company Manual of the NYSE, and such other senior executives or employees who may from time to time be deemed subject to this Policy by the Compensation Committee (collectively, the “Covered Executives”).

Recovery Obligation. In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Compensation Committee will reasonably promptly recover the Overpayment (as defined below) received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement (or any transition period that results from a change in the Company’s fiscal year within or immediately following those three (3) completed fiscal years).

Incentive-Based Compensation. For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure and (ii) stock price and total shareholder return. Incentive-Based Compensation and financial reporting measures are further defined in Exhibit A.

Overpayment. The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts (or as otherwise determined in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the Listed Company Manual of the NYSE), and must be computed without regard to any taxes paid or withheld (the “Overpayment”).

Method of Recovery. The Compensation Committee shall determine, in its sole discretion, the manner in which any Overpayment shall be recovered. Methods of recovery may include, without limitation: (i) seeking repayment of cash Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting a portion of the Overpayment from any compensation otherwise owed by the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; (v) taking any other recovery action permitted by law; and/or (vi) any combination of the foregoing.

Limitation on Recovery. The right to recovery will be limited to Overpayments paid or distributed to individuals who served as Covered Executives during the three (3) years prior to the date on which the Company is required to prepare an Accounting Restatement (or during any transition period that results from a change in the Company’s fiscal year within or immediately following those three (3) completed fiscal years), and if applicable, limited by the date such Covered Executive began service as a Covered Executive.

Impracticability. The Compensation Committee shall recover any Overpayment in accordance with this Policy except to the extent that the Compensation Committee determines such recovery would be impracticable, as determined in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the Listed Company Manual of the NYSE.

No Additional Payment. The Company shall not be required to award Covered Executives an additional payment if the restated financial results would have resulted in a higher Incentive-Based Compensation payment.

No Indemnification. No Covered Executive shall receive indemnification from the Company or any of its affiliates for any loss associated with amounts that are or may be recovered by the Company pursuant to this Policy.

Administration; Interpretation. The Compensation Committee shall be the administrator of this Policy. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Determinations made by the Compensation Committee shall be final and binding. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission (“SEC”) or the Listed Company Manual of the NYSE.

Effective Date. This Policy shall be effective as of the date it is adopted by the Compensation Committee (the “Effective Date”) and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date).

Amendment or Termination. The Compensation Committee reserves the right to amend this Policy from time to time in its discretion. The Compensation Committee may terminate this Policy at any time.

Other Recovery Rights. The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment or service agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment or service agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company; provided, however, that there is no intention to, nor shall there be, any duplicative recovery of the same compensation under more than one policy, plan, award, or agreement.

Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

EXHIBIT A

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part on satisfying a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a financial reporting measure performance goal.

Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (i) salaries; (ii) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (iv) wholly time-based equity awards; and (v) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.

Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.